CITY OF NEW YORK
                   DEPARTMENT OF ENVIRONMENTAL
        PROTECTION BUREAU OF WASTEWATER POLLUTION CONTROL

              NO COST AGREEMENT TO PROVIDE SERVICES
            AND TEST EQUIPMENT (Innotek Corporation)


AGREEMENT by and between Innotek Corporation, its officers, agents, employees, affiliates and joint venture partners ("hereinafter collectively referred to as "the Company"), having an office at 1300 Tower Building 323 Center Street, Little Rock, Arkansas 722201 and the New York City Department of Environmental Protection ("DEP" or "the Department") having an office at 59-17 Junction Blvd, Corona, New York 11368.

                           BACKGROUND

WHEREAS, the parties hereto wish to explore the benefits of using the Company's equipment (hereinafter referred to as the "Test
Equipment") for a demonstration at a City-owned Wastewater
Treatment Plant ("WWTP"):

WHEREAS, both parties hereto have carefully assessed the capabilities and interests of the other, and have concluded that a no cost agreement to provide DEP with certain equipment will be beneficial in assessing the potential advantages of the Test
Equipment in DEP's operations;

NOW, THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. EQUIPMENT AND SERVICES

     1. The Company agrees to demonstrate certain services and equipment at the site listed in the Scope of work. The services and equipment to be used by the Company at the test site are set forth in Scope of Work.

ARTICLE 2. DEPARTMENT'S RESPONSIBILITIES

     In consideration of the equipment and services to be provided, DEP agrees to:

     2.1 Permit the Company, its officers, agents, employees, affiliates and joint venture partners, upon reasonable notification to DEP at the address designated in paragraph "8", reasonable access to enter upon DEP's premises for the purpose of delivering, assembling, installing, and demonstrating the Test Equipment at the Site. The services to be performed are set forth in the Scope of Work.

     2.2 Notify the Company of any Test Equipment which is defective.

     2.3 Notify the Company upon the expiration or termination of this Agreement.

     2.4 Provide the Company with a written evaluation of the Test at the conclusion of the demonstration.

ARTICLE 3. RESPONSIBILITIES OF THE COMPANY

     3.1 Company warrants and agrees that it has clear title to the Equipment and shall deliver and install same at the Site at no cost to DEP pursuant to this Agreement, and in accordance with all applicable Industry Codes and Standards.

     3.2 Company shall make repairs, replacements, modifications or adjustments to the Test Equipment promptly on notice from DEP and keep DEP apprised of the status of such test support services and coordinate with DEP on the performance of such test services.

     3.3 At the expiration or termination of this Agreement, after written notice to the Company, the Company shall disconnect the Test Equipment and as hereinafter provided, hold it at the Site until the Company can arrange for its removal from the Site. In the event the Test Equipment is not removed after six months from the date of written notification, the Test Equipment shall be deemed abandoned and all right, title and interest to the Test Equipment shall pass to DEP.

     3.4 While this Agreement is in effect, the Company shall be under an absolute obligation to take all reasonable precautions to protect the persons and property of the City and of others from damage, loss or injury from the Company's, its agents, employees, subcontractors, affiliates and joint venture partners' operations or activities under this agreement, except such property as the City itself is under a duty to protect. The Company's obligation to protect shall include, but not be limited to the duty to provide, place, and adequately maintain at or about the site sufficient and suitable equipment, lights, barricades, enclosures and personnel to safely and efficiently operate the equipment to be installed.

          Within three days after notice of any such loss, damage, or injury, the Company shall make a full and complete report thereof to the City. The Company shall notify the City, in writing, of any loss, damage, injury, or accidents to property, or persons within twenty-four hours of the occurrence.

     3.5 The Company shall not commit or permit any act which will interfere with the work of any other contractor and shall, at the City's direction, coordinate its work with the work of other contractors at the site.

     3.6 Upon the expiration or termination of this Agreement, the Company shall, to DEP's sole satisfaction, restore the Site to the same condition that it was in prior to the commencement of this Agreement.

ARTICLE 4. FEES

     4.1 Company agrees to provide the Test Equipment at the site pursuant to the terms of this Agreement and without any cost whatsoever to the City of New York or DEP.

ARTICLE 5. CONFIDENTIALITY

     5.1 The prior written approval of the Commissioner shall be required before the Company or any of its employees, servants, agents or independent contractors may, at any time prior to the completion of this Agreement, make any statement to the press or release any information or material to the public or for publication through any media or communication, having a bearing on or referring to this Agreement or any work performed hereunder, except that which the Company is required to disclose pursuant to reporting requirements of the Security and Exchange Commission Act of 1934, as Amended.

     5.2 Without disclosing its source, DEP may use information obtained from this Agreement for the purpose of writing specifications to be used in any bid document or in any Requests for Proposals ("RFPs") or any Requests for Expressions of Interest ("RFEI") which may be issued at any time during or subsequent to this Agreement.

ARTICLE 6. PERIOD OF PERFORMANCE

     6.1 The period of performance of this Agreement shall be not less than 150 days consecutive calendar days, nor more than 200 consecutive calendar days from the start-up of the Test Equipment.

ARTICLE 7. TERMINATION

     7.1 This Agreement shall expire at (i) the end of the period of performance or (ii) by giving notice of termination to the Company at the address set forth in Article 8 or
          (iii) by mutual agreement of the parties, whichever is earlier.

ARTICLE 8. CONTACT PERSON

     8.1 Any notice to be given under this Agreement shall be given in writing and delivered by hand or sent by certified mail, postage prepaid return receipt requested, addressed as follows:

          If to the Company:

          Innotek Corporation
          1300 Tower Building
          323 Center Street
          Little Rock, Arkansas 72201

          Att: Dennis C. Cossey, CEO

          If to DEP:

          N.Y.C. Department of Environmental Protection
          Bureau of Wastewater Pollution Control
          96-05 Horace Harding Expressway
          Elmhurst, New York 11373

          Attn: Joseph Rutkowski, P.E.

ARTICLE 9. SEVERABILITY

     9.1 Should any provision of this Agreement be deemed to be invalid or unenforceable by any Court of competent jurisdiction, such provision shall be severed from this Agreement and the remainder of this Agreement shall continue in full force and effect.

ARTICLE 10.  CLAIMS AND ACTIONS THEREON

     10.1 No action shall lie or be maintained against the City upon claims arising from this Agreement unless such action shall be commenced within six (6) months of the termination of or conclusion of this Agreement or within six (6) months after the accrual of the Cause of Action, whichever occurs first.

     10.2 In the event any claim is made or any action brought in any way relating to the Agreement herein, the Company shall diligently render to DEP and/or the City, without additional compensation, any and all assistance which DEP and/or the City may require of the Company.

     10.3 The Company shall report to DEP in writing within three
          (3) working days of the initiation by or against the Company of any legal action or proceeding in connection with or relating to this Agreement.

ARTICLE 11.  GENERAL

     11.1 Failure to act upon any right or remedy contained in this Agreement shall not constitute a waiver of such right or remedy nor shall it preclude a subsequent enforcement of such right or remedy.

     11.2 Waiver by DEP of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same shall be agreed to in writing by DEP or the City as required and attached to the original Agreement.

     11.3 DEP and Company may waive their respective rights, powers or privileges under this Agreement; provided that any such waiver shall be in writing and provided further, that no failure or delay on the part of any party to exercise any right, power or privilege under this Agreement will operate as waiver thereof, nor will any single or partial excise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any such waiver operate or be construed as a future waiver of such right, power or privilege thereunder.

     11.4 All Exhibits to this Agreement shall be deemed part of this Agreement. All captions and headings contained in this Agreement are for ease of identification only and do not constitute part of this Agreement.

     11.5 DEP represents and Company understands that there is no guarantee of any City business after the termination or expiration of this Agreement. DEP will not be responsible to repair or replace the "Test Equipment" provided by the Company pursuant to this Agreement.

     11.6 If DEP issues a Request for Proposal ("RFP") for the type of "Test Equipment" to be provided hereunder at any other in New York City, Company will be treated the same as any other proposer in evaluating its proposal.

ARTICLE 12.  FORUM PROVISION

     12.1 This Agreement shall be construed pursuant to the laws of the State of New York. Any Dispute arising from this Agreement shall be adjudicated in the courts of the State of New York.

ARTICLE 13.  CONFLICT OF INTEREST

     13.1 No officer, agent, employee, or representative of the City of New York or DEP received any payment or other consideration for the making of this Agreement nor has any legal interest, directly or indirectly, in this Agreement.

ARTICLE 14.  INVESTIGATION CLAUSE

     14.1 The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses or oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the Demonstration Agreement that is the subject of the investigation, audit or inquiry.

     14.2 If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the Demonstration Agreement entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

     14.3 If any person refuses to testify for any reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the Demonstration Agreement entered into within the City, the State, of any political subdivision thereof or any local development corporation within the City, then the Commissioner or Agency head whose agency is a party in interest to the Demonstration Agreement shall convene a hearing upon not less than five
          (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

     14.4 If any non governmental party to the hearing requests an adjournment the Commissioner or Agency head who convened the hearing may, upon granting the adjournment, suspend the test pending the final determination pursuant to paragraph 14.6 below without the City incurring any penalty or damages for delay or otherwise.

     14.5 The Commissioner or Agency head shall consider and address in reaching his or her determination and in assessing the factors in paragraphs (a) and (b) below.

          (a) The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

          (b) The relationship of the person who refuses to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has as ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

     14.6 (a) The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person, or entity as a partner, director, officer, principal or employee.

     14.7 (b) The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

     14.8 (c) The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

     14.9 In addition to and notwithstanding any other provision of this Agreement the Commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event the Company fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Agreement by the Company, or affecting the performance of this Test.

ARTICLE 15.  MERGER

     15.1 This Agreement may only be amended by a writing executed by the party or parties to be affected by such amendment.

     15.2 This written Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto or to vary any of the terms contained herein.

ARTICLE 16.  LIMITATION OF LIABILITY

     16.1 (a) Company hereby assumes any and all risk of loss or damage to property or injury (including death) of persons directly or indirectly arising out of, as a result of, or in connection with the services, equipment, and/or use or occupancy of DEP's property permitted hereunder including products supplied to the City for demonstrations or tests (i.e. Test Equipment) and any and all obligations assumed by the Company hereunder except that the Company shall not be responsible for that part or portion of the risk of loss, damage to property, or injury to (including death of persons) which was caused by or results from the negligence or wilful tort of the DEP, its agents, servants, employees or force majeure. Without limiting the generality of the foregoing, the Company assumes risk of loss to the City's physical plant, equipment or other injury to persons from defective products supplied hereunder or from products which when installed and used at the Site in accordance with the manufacturer's specifications, guidelines and directions cause damage to other products, equipment, or injury or death to persons.

     16.2 (b) Company further agrees to indemnify and hold harmless DEP, its Commissioners, officers, agents and employees from and against any and all claims, suits, demands, litigations, proceedings, based upon any of the risks or obligations so assumed, whether the claim is just or unjust, fraudulent or not, and for all costs and expenses incurred by the DEP in defense, settlement or satisfaction of such claims, including but not limited to reasonable attorney's fees and costs of suit.

ARTICLE 17.  INSURANCE:

     17.1 Commercial General Liability: Before the test equipment is transmitted to DEP, the Company or its joint venture partners or affiliates shall procure evidence of commercial general liability insurance in the amounts as set forth in 16.2 below issued by a New York admitted carrier via the New York admitted market in the Company's name and naming the City of New York Department of Environmental as additional insured [CG20 26] and indorsed to cover liability assumed by the Company under the indemnity provisions of this Agreement. This insurance policy must be maintained during the life of the demonstration agreement and shall protect the City, from claims for property damage and/or bodily injury which may arise from operations under the demonstration, whether such operations are performed by DEP or anyone directly or indirectly employed by DEP. Two (2) certificates shall be furnished in a manner acceptable to the Department of Environmental Protection, together with copies of all endorsements as pertain to the requirements of this Agreement.

          The policy shall contain no exclusions or endorsement which are not acceptable to the City and shall be of a form and by an insurance company acceptable to the City.

          The following endorsements are required to be made on the policy:

          a. Notice shall be addressed to the Commissioner of the Department of Environmental Protection, c/o the Contract Management Office, 17th Floor, Lefrak Plaza, 59-17 Junction Boulevard., Corona, New York 11368

          b. Notice of Cancellation of Policy: The policy shall not be canceled, terminated, modified or changed by the Company unless thirty (30) days prior written notice is sent to the Commissioner of the Department of Environmental Protection.

     17.2 Commercial General Liability: (CG 00 01 ed. 10/93) or equivalent providing Combined Single Limit-Bodily Injury and Property Damage as follows:

               $1,000,000     per occurrence.
               $3,000,000     products/completed operations
                              aggregate.
               $6,000,000     general aggregate.
                  $25,000     per claim maximum deductible except
                              as approved by DEP's Risk Manager
                              (Self-insured retentions are not
                              permitted).

     17.3 Worker's Compensation Insurance: Before execution of this contract the contractor shall procure Worker's Compensation Insurance in accordance with the Laws of the State of New York on behalf of all employees who are to provide labor or services under this contract. Two certificates of such insurance or authority for self-insurance shall be furnished by the Commissioner.

     17.4 Employers Liability Insurance: Before performing any work the Contractor shall procure Employer's Liability
          Insurance affording compensation for all employees providing labor and service for whom workers' compensation coverage is not a statutory requirement.
          Two certificates of such insurance shall be furnished by the Commissioner.

          Certificates confirming renewals of insurance shall be presented not less than 30 days prior to the expiration date of coverage until all operations under this contract are deemed completed.

     17.5 Automobile Liability: Contractor will provide the city with evidence of insurance covering all owned, non-owned and hired vehicles to be used in connection with this contract. The contractor shall present the City a schedule of insured autos, including the vehicles to be used for operations under this contract.

     17.6 Automobile Liability. CA 00 01 (ed 01/80) or equivalent Combined Single Limit - Bodily Injury and Property Damage as follows:

                  $500,000        Each Occurrence


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on this 30th day of July, 1996.


          INNOTEK CORPORATION

          By:  /s/ Dennis C. Cossey
             -----------------------------
             Dennis C. Cossey
             Chief Executive Officer


          NEW YORK CITY DEPARTMENT OF ENVIRONMENTAL PROTECTION

          By:  /s/ Stuart M. Erdfarb
             -----------------------------
             Stuart M. Erdfarb, P.E.
             Agency Chief Contracting Officer







                    ACKNOWLEDGMENT BY COMPANY


STATE OF ARKANSAS   )
                         ss:.
COUNTY OF PULASKI   )



On this 26th day of July, 1996 before me personally came Dennis C. Cossey, who being by me duly sworn, acknowledged to me that he is the Chief Executive Officer of the Innotek Corporation, the person described as such in and who executed the foregoing document on behalf of and as authorized by Innotek Corporation.


  /s/ Claibourne C. Crews

Claibourne C. Crews
Notary Public


My commission expires: 12/1/2005






       ACKNOWLEDGMENT BY AGENCY CHIEF CONTRACTING OFFICER


STATE OF NEW YORK)
                    ss:.
COUNTY OF QUEENS)


     On this 30th day of July, 1996 before me personally came Stuart M. Erdfarb to me known and known to me to be the Agency Chief Contracting Officer of the Department of Environmental Protection of the City of New York, located at 59-17 Junction Boulevard, Corona, New York, 11368 and the person named in and who executed the foregoing agreement as authorized by the Commissioner of the Department of Environmental Protection of the City of New York.


  /s/ Jacqueline Ajax

JACQUELINE AJAX
Notary Public

                               Jacqueline Ajax
                               Notary Public, State of New York
                               No. 01AJ 4961176
                               Qualified in Queens County
                               Commission Expires January 22, 1998






                          SCOPE OF WORK

                    "NitRem" Nitrogen Removal
                       Demonstration Unit

I) Justification:
New York City has been mandated by the NYSDEC to reduce nitrogen discharges into the Upper East River and Jamaica Bay, along with developing a nitrogen removal feasibility plan. This plan will address different technologies available to remove nitrogen from both the centrate stream and/or the wastewater stream. One such technology is the NitRem Process, an extremely cost effective process for removing nitrogen from the centrate stream. A pilot unit is needed to determine O&M requirements associated with the process and to determine the overall efficiency of the process.

II) Location of Project:
The demonstration project shall be located at a location selected by a NYCDEP field engineer.

III) Description of Process:
A small amount of zinc hydroxide is added to the centrate stream and reacts with the ammonia stream forming a ammoniated zinc hydroxide precipitate. The precipitate settles to the bottom of the settling tank and the ammonia free centrate stream is returned to the head of the plant. The settled ammoniated zinc hydroxide is then sent to a dewatering process to further concentrate the ammoniated zinc hydroxide stream. Sodium hydroxide is then added to the concentrated ammoniated zinc hydroxide stream to cause complete desorption of the ammonia. The stream is then fed to the flash vessel and ammonia is removed as a vapor. The liquid stream containing zinc hydroxide is then sent back to the beginning of the NitRem process. The vapor stream is fed to an absorbing vessel containing nitric acid thus forming ammonium nitrate. The ammonium nitrate is then fed to a NitRem reactor and the waste stream is broken down to nitrogen gas and water.

IV) Work Included:
Innotek will supply NYCDEP a complete packaged NitRem demonstration unit. Innotek will be responsible for the installation of all structural, mechanical, and instrumentation work associated with the demonstration unit. The following is a list of work items, along with a description of each item associated with the NitRem demonstration unit:

1. Centrate Transfer Pump: will be placed in the existing centrate wet well and will pump 7 gpm of centrate to the NitRem demonstration unit.
2. Centrate Settling Tank: The centrate will be sent to a 1,050 gallon settling tank to remove suspended solids from the centrate stream.

3. Sludge Pump: A sludge pump will be used to remove the solids from the centrate settling tank at a flow rate of about 0.6 gpm and send the solids to the plant drain, which goes to the head of the plant.

4. Zinc Oxide Feed System: A small portion of ZnO will be fed to the centrate stream and mixed in a 17.5 gallon mixing tank. The ammonia present in the centrate stream will react with the ZnO, forming a ammoniated zinc oxide precipitate.

5. Gravity Thickener/Separator: The centrate stream will then be sent to a 1,155 gallon gravity thickener/separator where the ammoniated zinc hydroxide will be settled out and the deammoniated centrate stream will be sent to the plant drain and returned to the head of the plant.

6. Slurry Pump: The ammoniated zinc hydroxide slurry will be pumped to the decant centrifuge using at a flow rate of about 2.2 gpm.

7. Decant Centrifuge: The slurry will be fed to a decant centrifuge where the solids and liquid streams will be separated.
The liquid stream will be returned to the Gravity
Thickener/Separator.

8. Progressive Cavity Pump: The progressive cavity pump will send approximately 0.5 gpm of the thickened slurry to the sodium hydroxide feed system.

9. Sodium Hydroxide Feed System: will consist of 195 gallon storage tank, tank containment structure, and feed pumps. The sodium hydroxide is mixed with the ammoniated zinc hydroxide slurry to free the ammonia from the stream.

10. Flash Vessel: The ammonia stream is then fed to a flash vessel which consists of a steam injection system (T = 300 degrees F and P = 8 psig). In the flash vessel the free ammonia is removed from the centrate stream as a vapor.

11. Slurry Pump: The remaining liquid stream containing ZnO and NA/OH is then returned to the zinc oxide feed system.

12. Heat Exchanger/Cooler: The ammonia vapor is then feed to a heat exchanger/cooler where the ammonia vapor is concentrated into a liquid stream.

13. Nitric Acid Feed System: will consist of 364 gallon storage tank, tank containment structure, and feed pumps. The nitric acid is fed to the absorber vessel and mixed with the ammonia stream.

14. Ammonia Absorber Vessel: The nitric acid and ammonia stream react in the 1.01 gallon ammonia absorber vessel thus forming an ammonium nitrate solution. This is an exothermic reaction, which generates heat to be used in subsequent processes.

15. Solution Pump The ammonium nitrate solution is pumped to a solution surge tank at a flow rate of 0.06 gpm.

16. Solution Surge Tank: The 73 gallon solution surge tank acts as an equalization basin for the ammonium nitrate strewn.

17. NitRem Reactor: The NitRem reactor will treat a flow of 0.06 gpm of the ammonium nitrate stream. The reactor consists of a high pressure feed pump (3,500 psig) and operates at a temperature of 838 degrees F (no external heat source needed). The purpose of the NitRem reactor is to break the ammonium nitrate stream down to nitrogen gas and water vapor, which is discharged to the atmosphere.

18. Pressure Let-Down System: The pressure is brought down to about 100 psi and then injected into the flash vessel as an external heat source.

19. Engineer's Trailer and Laboratory: Innotek will install a temporary trailer and laboratory, which will be removed when the demonstration project is completed.

20. Chemicals: Innotek will provide all chemicals for the demonstration unit and remove any remaining chemicals at the termination of the demonstration unit.

21. Field Personnel: Innotek will provide the necessary field personnel for operations, safety training, and performance testing.

V) Coordination with NYCDEP:
Innotek shall work with the NYCDEP field engineer as to locating a satisfactory sight for the demonstration unit, before making a connection to existing facilities, to act as a liaison between NYCDEP and Innotek, and to ensure the demonstration project is ran in a manner acceptable to the NYCDEP.

Innotek will require the following from NYCDEP:

1. Project Dimensions: 40' x 40' flat space for demonstration unit (preferably a concrete or asphalt pad)

2. Energy Estimate: 25 kilowatts of three phase and 460/480 volts. NYCDEP will be responsible for the electrical hookup to the demonstration unit.

3.  Truck Access: For delivery of skids and chemicals

4. Potable Water and Sewer Hookup: For Engineers trailer and laboratory.

5. Access to Plant Drain: Need access to plant drain to dispose of treated centrate stream and settled solids.

VI) Maintenance of Operations During Construction
This demonstration has no major construction items associated with it and in no way will interfere with plant operations.

VII) Safety and Training Program:
In prosecuting the work of this contract, the Company shall provide working conditions on each operation that shall be as safe and healthful as the nature of that operation permits. The various operations connected with the work shall be so conducted that they will not be unsafe or injurious to health or safety; and the Company shall comply with all regulations and published recommendations of the New York State Department of Labor and all provisions, regulations and recommendations issued pursuant to the Federal Occupational Safety and Health Act of 1970 and the Construction Safety Act of 1969, as amended, and with laws, rules, and regulations of other authorities having jurisdiction, with regard to all matters relating to safe and healthful working conditions. Compliance with governmental requirements is mandated by law and considered only a minim= level of safety performance. All work shall also be performed in accordance with safe work practices.

The Company shall be responsible for the safety of the Company's employees, the public and all other persons at or about the site of the work. The Company shall be solely responsible for the adequacy and safety of all construction methods, materials, equipment and the safe prosecution of the work.

The Company shall have a written health and safety plan prepared by a person competent in that field, shall have a safety person active on the job at all times while work is in progress, shall have a documented safety training program, and shall have a safety work method check list system. The Company shall stop work whenever a work procedure or a condition at a work site is deemed unsafe by the safety person.

The Company shall at all times employ a properly qualified safety person familiar with all work under this contract whose duties shall be to initiate, review and cause implementation of measures for the protection of health and prevention of accidents. Within 30 days of receiving a Notice to Proceed, the Company shall submit the name of the safety person, employed by the Company, responsible for project safety management. A resume of the qualifications of the safety person must be submitted to the Engineer for review. This resume shall include such items as: experience, education, special safety courses completed, safety conferences attended and certification and registrations. Qualifications of the safety person must include a minimum of ten years of construction experience, two of which are related to safety management. Documentation and/or personal references confirming the qualifications may also be required. The person proposed for this position may be rejected by the Engineer for failure to have adequate qualifications or other cause.

The safety person shall be completely experienced with and knowledgeable of all applicable health and safety requirements of all governing laws, rules and regulations as well as of good safety practice and shall have the authority to ensure compliance with the same. The safety person must be on the job at all times while work is in progress. He shall be provided with an appropriate office on the job site to maintain and keep available safety records, up-to-date copies of all pertinent safety rules, regulations and governing legislation, materials safety data sheets, and the site safety plan including information concerning foreseeable emergency conditions, location of emergency and telephone contacts for supportive actions and all required notifications.

The Company shall commit to writing a specific site safety plan before the start of any construction. This shall be available to workers on site and be submitted to the Engineer at least two weeks before the beginning of any field work. Copies of the plan shall be provided to the Company's and/or the City's insurer and their risk managers, if any, by the Company. The safety plan shall, as a minimum, identify and describe the hazards anticipated, delineate control measures required, establish a safety training program and develop the necessary safety check list forms specific to the work methods and crews performing work at the various job locations.

The plan shall consider, but not be limited to, safety plans which identify: 1) specific work areas and procedures and their anticipated hazards, 2) control measures to protect workers from those hazards, 3) surveillance methods, and schedules of both walk-through surveys and in-deep safety audits to be performed on site,
4) areas requiring personal protection equipment, types of personal protection equipment, and availability of personal protection equipment on site, 5) medical monitoring and screening methods, 6) fire prevention and protection plans, 7) emergency response procedures, 8) copies of safety inspection check-off sheets to be used on a regular basis in evaluating the site and work methods.

The safety person shall as a minimum:

1. Schedule and conduct safety meeting and safety training programs as required by law, the safety plan, and good safety practice. A specific schedule of dates of these meetings and an outline of subjects to be covered shall be provided with the safety plan. The Engineer shall be advised in advance of the time and place of such meetings. DEP personnel shall be invited to attend the meetings. All employees shall be instructed on the recognition of hazards, observance of precautions, of the contents of the safety plan and the use of protective and emergency equipment.

2. Determine that operators of specific equipment are qualified by training and/or experience before they are allowed to operate such equipment.

3. Develop and implement emergency response procedures. Make prior arrangements with and post the name, address and hours of a nearby medical doctor; name and address of nearby clinics and hospitals, and the telephone numbers of the appropriate ambulance service, fire, police department and other emergency response entities.

4. Post all appropriate notices regarding safety and health regulations at locations which afford maximum exposure to all personnel at the job site.

5. Post appropriate instructions and warning signs in regard to all hazardous areas or conditions which cannot be eliminated. Identification of these areas shall be based on experience, on site surveillance, and severity of hazard. Such signs shall not be used in place of appropriate workplace controls.

6. Ascertain by personal inspection that all safety related laws, rules and regulations are enforced. Make inspections of all workplace at least once a shift to ensure that all machines, tools and equipment are in a safe operating condition, and that all work areas are free of hazards. Take necessary and timely conditions, and submit to the Engineer each day a copy of his findings on the inspection check list report forms established in the safety plan.

7. Submit to the Engineer, copies of all safety inspection reports and citations from regulating agencies and insurance companies within one work day of receipt of such reports.

8. Perform all related tasks necessary to achieve the highest degree of safety that the nature of the work permits.

The Company shall have proper emergency and rescue equipment adequately maintained and readily available for such foreseeable contingency. This equipment shall include such applicable items as: proper fire extinguishers, first aid supplies, safety ropes and harnesses, stretchers, water safety devices, oxygen breathing apparatus, resuscitators, gas detectors, oxygen deficiency indicators, combustible gas detectors, etc. This equipment should be kept in protected areas and checked at scheduled intervals. A log shall be maintained indicating who checked the equipment, when it was checked, and that it was acceptable. This equipment log shall be updated monthly and be submitted with the monthly report. Equipment that requires calibration shall have copies of dated calibration certificates on site. Substitute safety and rescue equipment must be provided while primary equipment is being serviced or calibrated.

The Company shall promptly report to the Engineer all accidents involving injury to personnel or damage to equipment and structures as specified in Article 7 of the Contract Agreement, investigate these accidents and prepare required reports and submit a monthly summary of these accidents. The summary report due by the 10th day of the following month, shall include descriptions of corrective actions to reduce the probability of similar accidents. in addition, the Company shall furnish to the Engineer a copy of all accident and health or safety hazard reports received from OSHA or any other government agency within one day of receipt.

In addition to the reports which the Company is required to file under the provisions of the Workmen's Compensation Law, he shall submit to the Engineer on or before the tenth day of each month a report giving the total force employed on this contract in man-days during the previous calendar month, the number and character of all accidents resulting in loss of time or considered recordable by OSHA, and any other information on classification of employees, injuries received on the work, and disabilities arising therefrom that may be required by the Engineer. The submittal shall also contain an audit report for the prior month, including the safety training conducted, the above equipment logs, records of the condition of the work areas, safety and health records, OSHA and ANSI Z16.1 incidence rates for frequency and severity of recordable accidents, and an evaluation of the effectiveness of the safety plan with any changes necessary. The safety professional and the Company shall sign this audit report. The Engineer shall review these reports for Company's compliance with the safety provisions of the Contract.

All personnel employed by the Company or his subcontractors or any visitors whenever entering the job site, any shaft, or tunnel headings shall be required to wear appropriate personal protection equipment required to wear appropriate personal protection equipment required for that area. The Company shall continuously provide all necessary personal protective equipment as requested by the Engineer for his designated representatives.

VIII) Cleanup of Spills:
All chemical storage facilities will have a containment area in case of an accidental spill. In the event of an accidental spill during the test, it will be Innotek's responsibility to take all the necessary steps to properly contain and clean such spills to the satisfaction of a DEP Engineer. Innotek Corporation shall also be responsible for the proper disposal of all spills and refuse resulting from the clean-up. If necessary, the contaminated waste shall be stored in a secured area and be removed as promptly as practical by Innotek Corp.

IX) On-site Chemical Storage Facilities:
All chemicals shall be stored in a chemical storage facility. The chemical storage facility should be located in a separate area and be secured in a manner that will only allow access to Innotek Corp. personnel and or DEP personnel involved in the pilot test. The chemical storage facility should be approved by the DEP Engineer.